PAGE


                                  Exhibit 11

                  BB&T FINANCIAL CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS

                                                                      Three Months Ended                 Six Months Ended
                                                                           June 30,                          June 30,
                                                               -----------------------------      -----------------------------
($ in thousands, except share and per share)                        1994           1993                1994           1993
                                                                 ----------     ----------          ----------     ----------
Primary
  Net income                                                         $28,299         26,390             $55,379         50,939
                                                               =============================      =============================

Shares
  Weighted average number of common shares
   outstanding                                                    36,162,800     35,052,336          36,120,517     34,132,844
  Add shares assuming exercise of options reduced by the
   number of shares which could have been purchased
   with the proceeds from exercise of such options                   410,167        540,834             431,694        551,643
                                                               -----------------------------      -----------------------------
  Primary weighted average number of common shares
   and equivalent share                                           36,572,967     35,593,170          36,552,211     34,684,487
                                                               =============================      =============================

Primary income per common share and equivalent share                 $   .77            .74             $  1.52           1.47
                                                               =============================      =============================

Assuming full dilution
  Net income                                                         $28,299         26,390             $55,379         50,939
  Add after tax interest expense and amortization of issue
   costs applicable to convertible debenture                           --             --                  --               386
                                                               -----------------------------      -----------------------------
   Net income as adjusted                                            $28,299         26,390             $55,379         51,325
                                                               =============================      =============================

Shares
  Weighted average number of common shares
   outstanding                                                    36,162,800     35,052,336          36,120,517     34,132,844
  Add shares assuming exercise of options reduced by the
   number of shares which could have been purchased
   with the proceeds from exercise of such options                   410,167        581,068             431,694        583,871
  Add shares assuming conversion of convertible
   debentures                                                          --           347,055               --         1,126,572
   Fully diluted weighted average number of shares                36,572,967     35,980,459          36,552,211     35,843,287
                                                               =============================      =============================

Fully diluted income per share                                       $   .77            .73             $  1.52           1.43
                                                               =============================      =============================